Exhibit 5.5

CONSENT OF LAWRENCE A. MELIS

The undersigned hereby consents to the use of its name and reference to the written disclosure of the technical report titled “Technical Report, on the 344 million tonne increase in mineral reserves at the Prosperity Gold – Copper Project” dated December 17, 2009 (the “Technical Report”) and any extracts from or a summary of the Technical Report in the final base shelf prospectus of Taseko Mines Limited dated September 17, 2010 (including the documents incorporated by reference therein) (the “Prospectus”) and the Registration Statement of Taseko Mines Limited on Form F-10, dated September 17, 2010 (the “Registration Statement”).

The undersigned hereby confirms that the undersigned has read the Prospectus and the Registration Statement and believes that the Prospectus and Registration Statement fairly and accurately represents the information in the Technical Report that supports the disclosure and the undersigned has no reason to believe that there are any misrepresentations in the information contained in the Prospectus and Registration Statement that are derived from the Technical Report or within the knowledge of the undersigned, as a result of the services performed by the undersigned in connection with the Technical Report.

Date: September 17, 2010

By:

/s/ Lawrence A. Melis______________
Lawrence A. Melis, P. Eng